EXHIBIT 10.9

Annual Cash Bonus Incentive Plan

OF

LTC Properties, INC.

LTC Properties, Inc. (the “Company”) hereby establishes the Annual Cash Bonus Incentive Plan of LTC Properties, Inc. (the “Plan”) to provide for incentive compensation to designated employees.  The Company’s objectives in maintaining the Plan are to (i) attract, retain and motivate the executives required to manage the Company and (ii) promote the achievement of rigorous but realistic financial goals and encourage intensive fact-based business planning.  The Plan closely aligns employee financial rewards with the achievement of specific business objectives and individual performance.

SECTION 1.	DEFINITIONS

As used in the Plan, the following terms have the following meanings:

1.01 “Award” shall mean the compensation granted to a Participant by the Committee for a Performance Period pursuant to the Plan.
1.02 “Award Payment Date” shall mean the date that an Award shall be paid to the Participant under the Plan.

1.03 “Beneficiary” shall mean the person (or persons) who are designated by the Participant to receive benefits payable upon the Participant’s death. Such designation shall be made by the Participant on a form prescribed by the Company. The Participant may at any time change or revoke such designation by written notice to the Company. If the Participant has no living designated beneficiary on the date of Participant’s death, then the benefits otherwise payable to the designated beneficiary under this Plan shall be paid to the Participant’s estate.

1.04 “Board” shall mean the Board of Directors of the Company.

1.05 “Cause”  Except if Participant is a party to any effective employment agreement or offer letter with the Company which defines or specifies “Cause” or its equivalent, “Cause”  shall mean (a) a conviction of a felony; (b) material disloyalty to the Company or a Subsidiary, as applicable, such as embezzlement, misappropriation of corporate assets or, except as permitted pursuant to a Participant’s employment agreement or offer letter with the Company or a Subsidiary, breach of such employment agreement or offer letter not to engage in business for another enterprise of the type engaged in by the Company or a Subsidiary, as applicable; or (c) the engaging in unethical or illegal behavior which is of a public nature, brings the Company or a Subsidiary, as applicable, into disrepute, and result in material damage to the Company or a Subsidiary, as applicable. Provided, however, that if the Participant is a party to any effective employment agreement or offer letter with the Company which defines or specifies “Cause” for termination, then the provisions of such employment agreement or offer letter shall supersede and control for purposes of Participant’s rights with respect to the Plan.

1.06 “Change in Control” shall mean, a change in ownership or control of the Company effected through any of the following transactions: (a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) or more of the total combined voting power of the Company’s then outstanding securities; (b) the stockholders of the Company approve a merger or consolidation of the Company with any other company (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3 % of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; (c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or (d) a majority of the members of the Board cease to be, as of any date of determination, members of the Board who were members of the Board as of the date the Plan was approved by the stockholders of the Company or were nominated for election or elected to the Board with the approval of a majority of the members of the Board at the time of such nomination or election.

1.07 “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.08 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board.
1.09 “Company” shall mean LTC Properties, Inc., a Maryland corporation.

1.10 “Covered Employee” shall mean a Participant who is either a “Covered Employee” within the meaning of Section 162(m) of the Code or a Participant who the Committee has identified as a potential Covered Employee within the meaning of Section 162(m) of the Code.

1.11 “Director” shall mean a member of the Board

1.12 “Disability” shall mean a physical or mental disability or infirmity, which at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not be withheld unreasonably).

1.13 “Exchange Act or Act” shall mean the Securities Exchange Act of 1934, as amended.

1.14 “Good Reason” Except if Participant is a party to any effective employment agreement or offer letter with the Company which defines or specifies “Good reason” or its equivalent, “Good Reason”  shall mean (a) a diminution in a Participant’s title, duties, or salary; (b) a material reduction in benefits; or (c) a geographic relocation of a Participant’s place of work a distance for more than seventy-five (75) miles from the offices of the Company or a Subsidiary, as applicable.  Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless a  Participant gives the Company or a Subsidiary, as applicable, written notice within thirty (30) days after the occurrence of the event which the Participant believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Participant believes constitutes the basis for Good Reason.  If the Company or a Subsidiary, as applicable,  fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice, the Participant may terminate his or her employment for Good Reason.  For the avoidance of doubt, if such act is not curable, the Participant may terminate his or her employment for Good Reason upon providing such notice. Provided, however, that if the Participant is a party to any effective employment agreement or offer letter with the Company which defines or specifies “Good Reason” for termination, then the provisions of such employment agreement or offer letter with respect to the definition of “Good Reason” shall supersede and control for purposes of Participant’s rights with respect to the Plan.

1.15 “Outside Directors” shall have the meaning ascribed to it in Section 162(m) of the Code (“Section 162(m)”) and the regulations proposed or adopted thereunder.
1.16 “Negative Discretion” shall mean the discretion granted to the Committee to reduce or eliminate an Award to a Covered Employee.
1.17 “Non-Performance Based Compensation Award” shall mean an Award or sub-Award that is not designated by the Committee as a Performance Based Compensation Award.
1.18 “Participant” shall mean the employees of the Company who are identified to be executive officers and selected by the Committee to participate in the Plan.
1.19 “Performance Based Compensation Award” shall mean an Award or sub-Award designated by the Committee that is intended to qualify as “Performance-Based Compensation” under Section 162(m).

1.20 “Performance Criteria” shall mean the following business criteria with respect to the Company or any Subsidiary: (a) net income;  (b) performance of investments;  (c) cash flow;  (d) earnings per share;  (e) return on equity;  (f) return on invested capital or assets;  (g) cost reductions or savings;  (h) funds from operations; (i) adjusted funds from operations; (j) funds available for distribution; (k) appreciation in the fair market value of the Company common stock;  (l) earnings before any one or more of the following items: interest, depreciation or amortization; (m) new investments; and (n) credit metrics.  In addition, to the degree consistent with the Code, the performance criteria may be calculated without regard to extraordinary, unusual and/or non-recurring items.

1.21 “Performance Goals” shall mean the one or more goals for the Performance Period established by the Committee.  The Committee shall establish the Performance Goals for Performance Based Compensation Awards within the first 90 days of the Performance Period (or if longer, within the maximum period allowed pursuant to Section 162(m)) based upon the Performance Criteria.

1.22 “Performance Period” shall mean the Company’s fiscal year.

1.23 “Plan” shall mean the Annual Cash Bonus Incentive Plan of LTC Properties, Inc., as set forth herein and as amended from time to time.

1.24 “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.25  “Target Awards” shall mean the award established for a Performance Period by the Committee expressed as a percentage of base salary as in effect on the first day of the Performance Period. Target Awards shall serve only as a guideline in making Awards.

SECTION 2.	ADMINISTRATION

2.01 In General. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any Award made by such subcommittee. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants, to determine the Target Award and the amount of, or method of determining, the Awards and, designate whether an Award is a Performance Based Compensation Award.  The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

2.02 Adjustment to Performance Goals. The Committee is specifically authorized at any time during the first 90 days of the Performance Period, or at any time thereafter in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of changes in applicable law, regulations, accounting principles, or business conditions; and (c) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.  However, to the extent the exercise of such authority after the first 90 days of the Performance Period would cause the

Awards granted to Covered Employees for the Performance Period to fail to qualify as “Performance Based Compensation” under Section 162(m), then only (a) Awards to Participants who are not Covered Employees and (b) Awards of Non-Performance Based Compensation shall be adjusted.

2.03 Section 162(m) of the Code.  For all Covered Employees, to the extent that an Award is designated as a Performance Based Compensation Award, then the Plan and such Award shall for all purposes be interpreted and construed in accordance with Section 162(m).

SECTION 3.	PARTICIPATION AND ELIGIBILITY

The Committee shall, in its sole discretion, designate the executive officers of the Company, or of any corporation which is a Subsidiary,  who will be Participants for such Performance Period.

SECTION 4.	AWARD DETERMINATION

4.01 Certification.  As soon as practical following the availability of performance results for the completed Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals  have been satisfied.

4.02 Attainment of Performance Goal.  If the Committee certifies that the Performance Goals for a Performance Period were satisfied, the Awards shall be paid out pursuant to Section 5. To the extent that an Award is designated as a Performance Based Compensation Award, if the Committee certifies that the Performance Goals for a Covered Employee for a Performance Period have not been satisfied then the Covered Employee shall not receive an the Performance Based Compensation Award for the Performance Period.

4.03 Committee Determinations. The Committee shall, in its sole and absolute discretion, determine for each Participant the amount of the Award for the Performance Period. To the extent that an Award is designated as a Performance Based Compensation Award, the Committee shall have no discretion to increase the amount of any Award to a Covered Employee, but may through its Negative Discretion reduce the amount of or totally eliminate an Award to a Covered Employee if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate.

SECTION 5.	TIME AND FORM OF PAYMENT

5.01 Payment. Except as provided below, Awards will be distributed in a lump sum cash payment as soon as practicable following the Committee’s determination described in Section 4,  but not later than December 31st of the year following the applicable Performance Period.

SECTION 6.	TERMINATION OF EMPLOYMENT

6.01 Termination of Employment Other Than from Death or Disability. A Participant who terminates employment with the Company or any Subsidiary during the Performance Period (or after the completed Performance Period but prior to the payment of the Award) for reasons other than death or Disability shall not be eligible to receive an Award for the Performance Period which includes the Participant’s date of termination of employment.

6.02 Termination of Employment for Good Reason or without Cause.   A Participant who terminates employment with the Company or any Subsidiary due to Good Reason or is terminated without Cause by the Company or a  Subsidiary, as applicable, during a Performance Period (or after the completed Performance Period but prior to the payment of the Award) shall be eligible to receive an Award equal to the Award which would have been earned by such Participant, pro-rated for that portion of the Performance Period during which the Participant was employed by the Company or Subsidiary.

6.03 Termination Due to Death or Disability. A Participant who terminates employment with the Company or any Subsidiary during a Performance Period (or after the completed Performance Period but prior to the payment of the Award) due to death or Disability shall be eligible to receive an Award equal to the Award which would have been earned by such Participant, pro-rated for that portion of the Performance Period during which the Participant was employed by the Company or Subsidiary.

SECTION 7.	Change in Control

If the Company experiences a Change in Control during a Performance Period, Participants shall be eligible to receive an Award in accordance with a Participant’s employment agreement or offer letter with the Company or a Subsidiary.  If the Participant does not have an applicable employment agreement or offer letter with the Company or a Subsidiary, or has an applicable employment agreement or offer letter which fails to address the consequences of a Change in Control, the Participant shall be eligible to receive an Award equal to the Target Award multiplied by a fraction, the numerator of which equals the number of days that have elapsed since the beginning of the Performance Period through and including the date immediately preceding the date of the Change in Control and the denominator of which equals the number of days in the Performance Period.  Notwithstanding Section 5, Awards paid in connection with a Change in Control will be paid within 30 days following the Change in Control.

SECTION 8.	SECTION 162(M) PERFORMANCE BASED COMPENSATION

8.01 General Requirements.    Performance Based Compensation Awards must be (a) granted by the Committee;  (b)  earned based on the achievement of the Performance Goals established by the Committee no later than 90 days after the commencement of the Performance Period and not after 25% of the Performance Period has elapsed; and (c) paid only after the Committee has certified, after the completion of the Performance Period, that the Performance Goals  have been met.

8.02 Performance Goals.   Performance Based Compensation Awards shall be stated as specific amounts of, or specific changes in, one or more of the Performance Criteria.  The Performance Goals  need not be the same for different Performance Periods and for any Performance Period may be stated: (a) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing and (b) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

8.03 Committee Requirements. Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of, the level of actual achievement of 6 the specified Performance Goals relating to the  Performance Based Compensation Award and the amount of any such final Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award that the Performance Criteria relating to such Award and other material terms of such Award upon which settlement of the Award was conditioned have been satisfied.

SECTION 9.	TAX CONSIDERATIONS AND WITHHOLDING

Awards under the Plan will be treated as taxable income for the year in which the Participant receives the Award.  The Company will withhold appropriate amounts from all payments to satisfy all federal, state and local tax withholding requirements.

Neither the Participants nor any of the Participants’ creditors or beneficiaries shall have the right to subject any Award to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

Notwithstanding any other provisions of the Plan, if a Participant is a “specified employee” as defined in Section 409A of the Code and becomes entitled to a benefit under the Plan as a result of a “separation of service” as defined by Section 409A(a)(2)(i) of the Code, then the portion of such payment treated as “separation pay” for purposes of Section 409A of the Code shall not be paid prior to the date which is six (6) months after the date of the Participant’s separation of service with the Company if such payment would result in the imposition of an excise tax under Section 409A of the Code, provided, however, that the Company shall pay to the Participant the maximum amount payable upon termination of employment without the imposition of an excise tax under Section 409A of the Code.  Any amount described in the preceding sentence otherwise payable during the first six months following a Participant’s  separation from service shall be accumulated and paid to the Participant in a lump sum amount on the first date of the seventh month following the date of separation from service.

Further, notwithstanding any provision of the Plan to the contrary, the Corporation reserves the right to make amendments to the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Corporation shall have no obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

SECTION 10.	UNFUNDED STATUS

Any amount due and payable pursuant to the terms of the Plan shall be paid out of the general assets of the Company. A Participant and any Beneficiary shall not have an interest in any specific asset of the Company or any specific asset held hereunder as a result of this Agreement. The Company shall have no obligation to set aside any funds for the purpose of making any benefit payments under this Agreement. Nothing contained herein shall give a Participant or any Beneficiary any rights that are greater than those of an unsecured creditor of the Company with respect to any unpaid benefits under this Plan. No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, a plan asset, or fiduciary relationship among the Company, its designee, and the Employee or any Beneficiary.

SECTION 11.	NOTICES

Any notice required or permitted under this Plan shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Participant at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Company, or to the Company, Attention: Secretary, at 2829 Townsgate Road, Suite 350, Westlake Village, California 91361, or such other address as the Company may designate in writing to the Participant.

SECTION 12.	FAILURE TO ENFORCE NOT A WAIVER

The failure of the Company to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 13.	NO LIMITATION ON RIGHTS OF THE COMPANY

The grant of an Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 14.	AMENDMENT AND TERMINATION OF THE PLAN

The Committee may amend, modify or terminate this Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect payment of an Award for a completed Performance Period or reduce an Award under the Plan.

SECTION 15.	NO RIGHT TO CONTINUED EMPLOYMENT

Participation in the Plan shall impose no obligation on the Company, its Subsidiaries, or any affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s, Subsidiary’s, or any affiliate’s right to terminate the employment of such Participant.

SECTION 16.	ASSIGNMENT

The rights to an Award may not be assigned, alienated, attached, sold or transferred, pledged or otherwise disposed or encumbered by the Participant, otherwise than by will or by the laws of descent and distribution. Any attempt to assign, transfer, pledge or otherwise dispose of an Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Award shall be null, void and without effect.

SECTION 17.	SUCCESSORS

Except as herein provided, this Plan shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition) or assigns.

SECTION 18.	GOVERNING LAW

This Plan shall be governed by and construed according to the laws of the State of Maryland without regard to conflicts of interest principles.

SECTION 19.	EFFECTIVE DATE

This Plan is effective as of October 27, 2014.